TO BUSINESS EDITOR:

   Brooklyn Federal Bancorp Announces Operating Results for the First Quarter
                                 of Fiscal 2006

     BROOKLYN, N.Y., Jan. 30 /PRNewswire-FirstCall/ -- Brooklyn Federal Bancorp, Inc. (Nasdaq: BFSB), the parent company of Brooklyn Federal Savings Bank, today reported net income of $1.1 million for the quarter ended December 31, 2005 compared to net income of $948,000 for the quarter ended December 31, 2004. The Company reported basic and diluted earnings of $0.09 per share for the quarter ended December 31, 2005. Earnings per share information is not applicable for the period ending December 31, 2004 because Brooklyn Federal Savings Bank's reorganization was consummated on April 5, 2005.

     Total assets at December 31, 2005 were $356.9 million, an increase of $16.0 million, or 4.7%, compared to total assets of $340.9 million at September 30, 2005. The increase was primarily due to increases in cash and cash equivalents and the loan portfolios. Cash and cash equivalents, which include cash and due from banks, federal funds and term deposits, increased $14.9 million or 177.4% to $23.3 million at December 31, 2005, from $8.4 million at September 30, 2005. Loans and loans held-for-sale, excluding allowance for loan losses, increased $1.5 million or 1.0% to $206.7 million at December 31, 2005, from $205.2 million at September 30, 2005. Total securities, which represents available-for-sale and held-to-maturity securities, remained at $103.8 million for December 31, 2005 and September 30, 2005. Investments in time deposits and certificates decreased $102,000 or 1.1% to $9.2 million at December 31, 2005 from $9.3 million at September 30, 2005.

     Total deposits increased by $15.7 million or 6.2% to $267.3 million at December 31, 2005 from $251.6 million at September 30, 2005. Total borrowings, which include short-term and long-term FHLB advances, remained at $8.1 million at December 31, 2005 and September 30, 2005. Stockholders' equity increased by $1.2 million or 1.6% to $76.4 million at December 31, 2005 from $75.2 million at September 30, 2005. This increase was primarily due to net income.

             COMPARISON OF OPERATING RESULTS FOR THE QUARTERS ENDED
                           DECEMBER 31, 2005 AND 2004

     Net interest income before provision for loan losses increased $475,000 or 16.6% to $3.3 million for the quarter ended December 31, 2005 compared to $2.9 million for the quarter ended December 31, 2004. Interest income for the first quarter of fiscal 2006 increased $920,000, or 23.2% to $4.9 million compared to $4.0 million from the comparable quarter in fiscal 2005. Interest expense increased $445,000 or 40.9% to $1.5 million for the quarter ended December 31, 2005 from $1.1 million for the quarter ended December 31, 2004.

     The average balance of net loans increased $41.6 million or 25.4% to $205.7 million for the quarter ended December 31, 2005 compared to $164.1 million for the comparable quarter in 2004. The total average balance of available-for-sale securities, held-to-maturity securities and other interest-earning assets decreased $1.7 million or 1.3% to $130.5 million for the quarter ended December 31, 2005 compared to $132.2 million for the comparable period in 2004. The average yield on total interest-earning assets increased 46 basis points to 5.80% for the quarter ended December 31, 2005 compared to 5.34% for the comparable period in 2004. The average balance of deposits, excluding non-interest bearing accounts, increased by $8.2 million or 3.5% to $244.9 million for the quarter ended December 31, 2005 compared to $236.7 million for the same quarter in 2004. The average balance of borrowings, which includes short-term and long-term advances from the FHLB of New York, decreased by $4.9 million to $8.0 million for the quarter ended December 31, 2005 compared to $12.9 million for the quarter ended December 31, 2004. The average cost of total interest-bearing liabilities increased 68 basis points to 2.42% for the quarter ended December 31, 2005 from 1.74% for the same quarter in 2004.

     The provision for loan losses decreased by $27,000 to a credit of $13,000 for the quarter ended December 31, 2005 from a provision of $14,000 for the same quarter in 2004. The primary reason for this decrease was the reversal of previously established loan loss provisions on substandard loans that were repaid in full, offset in part by additional loan loss provisions needed due to the growth in our lending portfolios.

     Non-interest income increased by $106,000 or 17.6% to $709,000 for the quarter ended December 31, 2005 from $603,000 for the same quarter in 2004. The increase was primarily due to increases in mortgage loan fees, bank owned life insurance income and gains on sale of loans, offset in part by reductions in various deposit product related fees and in income from office buildings.

     Non-interest expense increased $286,000 or 14.5% to $2.3 million for the quarter ended December 31, 2005 from $2.0 million for the same period in 2004. The increase was mainly due to increases in compensation and benefit expenses of $182,000, which includes salaries for new hires, additional pension expense for employees and the cost of the ESOP. In addition, there were increases in occupancy expense of $29,000, professional fees of $40,000 and data processing service charges of $9,000.

     Provision for income taxes increased by $141,000 or 26.2% to $679,000 for the quarter ended December 31, 2005 compared to $538,000 for the same quarter in 2004. The primary reason for the increase in the provision is due to increased net income.

     Brooklyn Federal Savings Bank operates four banking offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York. Additional financial data for the fiscal quarter ended December 31, 2005 may be found in Brooklyn Federal Bancorp's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

     This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

                                                   FINANCIAL HIGHLIGHTS

                                            At December 31,   At September 30,
                                                  2005              2005
                                                      (In thousands)
    Selected Financial Condition Data:

    Total assets                                $356,877          $340,858
    Cash and cash equivalents                     23,261             8,384
    Time deposits and certificates                 9,166             9,268
    Securities available-for-sale                  4,229             4,190
    Securities held-to-maturity                   99,538            99,574
    Loans held-for-sale                           12,618             8,603
    Loans receivable, net                        192,776           195,264
    Deposits                                     267,347           251,634
    Borrowings                                     8,107             8,107
    Stockholders' equity                          76,389            75,209


                                                For the Three Months Ended
                                                       December 31,
                                                  2005              2004
                                         (In thousands, except per share data)
         Selected Operating Data:

    Interest income                               $4,878            $3,958
    Interest expense                               1,533             1,088
      Net interest income before
       provision for loan losses                   3,345             2,870
    (Recovery of) provision for loan losses          (13)               14
      Net interest income after provision
       for loan losses                             3,358             2,856
    Non-interest income                              709               603
    Non-interest expense                           2,259             1,973
    Income before income taxes                     1,808             1,486
    Provision for income taxes                       679               538
      Net income                                  $1,129              $948

      Basic earnings per common share              $0.09           N/A
      Diluted earnings per common share            $0.09           N/A


                                                   At or For the Three Months
                                                       Ended December 31,
                                                    2005              2004
        Selected Financial Ratios:

    Performance Ratios:
    Return on average assets (1)                    1.28 %            1.23 %
    Return on average equity (1)                    5.98 %           10.73 %
    Interest rate spread (2)                        3.38 %            3.60 %
    Net interest margin (1)(3)                      3.98 %            3.87 %
    Efficiency ratio (4)                           55.72 %           56.81 %

    Asset Quality Ratios:
    Non-performing assets as a percent of
     total assets                                   0.05 %            0.00 %
    Non-performing loans as a percent of
     total loans                                    0.09 %            0.00 %
    Allowance for loan losses as a
     percent of total loans                         0.63 %            0.56 %

    (1) Rate for the three month periods are annualized.
    (2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
    (3) Represents net interest income as a percent of average interest-earning assets for the period.
    (4) Represents non-interest expense divided by the sum of net interest income and non-interest income.


SOURCE  Brooklyn Federal Bancorp, Inc.
        01/30/2006
        CONTACT: Angelo Di Lorenzo, President and Chief Executive Officer Brooklyn Federal Bancorp, Inc., +1-718-855-8500
        Web site: http://brooklynbank.com/
                  (BFSB)